Exhibit 10.6

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made as of this 7th day of March 2024, by and between Allarity Therapeutics, Inc. (the “Company”) and James G. Cullem, an individual and resident of Massachussetts, U.S.A. (the “Consultant”), collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company desires to engage the Consultant and the Consultant desires to accept such engagement upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Scope of Work. The terms of this Agreement apply to the Consultant for the provision of services to the Company. The Consultant shall perform projects (the “Scope of Work”) assigned by the Company’s management (“Management”), the scope of which will be mutually agreed to by the parties hereto in the case of each project The Parties agree that neither the Company, nor the Company’s agents, employees, or representatives, shall have any right to control or direct the details, manner or means by which the Consultant accomplishes his work under this Agreement. Consultant shall be deemed a “Consultant” as said term is defined in the Allarity Therapeutics, Inc. 2021 Equity Incentive Plan.

2. Term of Agreement. This Agreement shall continue from the date first written above and continue through September 30, 2024 (the “Term”), unless earlier terminated pursuant to Section 7. This Agreement shall not automatically renew unless both Parties agree to a renewal in a signed writing.

3. Assignment of Contract. The Consultant may not assign his rights or obligations under this Agreement.

4. Payment for Services. For services rendered hereunder, the Company shall pay the Consultant the consideration outlined in the Settlement Agreement with the Company dated March 7, 2024. Consultant shall have no obligation to provide services hereunder beyond the scope of consideration outlined in the Settlement Agreement.

5. Ineligibility for Benefits. The Consultant agrees that he is not an employee of the Company and, except as specifically defined herein, he is not entitled to (and also hereby waives) any benefits provided to Company employees, including but not limited to group insurance, liability insurance, disability insurance, paid vacations, sick leave or other leave, retirement plans, health plans, and the like.

6. Indemnity. The Consultant shall indemnify and hold the Company harmless from all costs which the Company may incur as a result of the Consultant’s conduct under this Agreement, and vice versa.

7. Termination. The Agreement and the Consultant’s engagement may be terminated only by the Company with written notice to the Consultant. The Consultant shall not have the right to terminate the Agreement except that the Consultant’s engagement shall terminate immediately upon the Consultant’s death or incapacity and/or upon any uncured material breach, by Company, of the Settlement Agreement.

8. Services to Others. Nothing in this Agreement prohibits the Consultant from providing services to others, so long as he fulfills his responsibilities hereunder and the services to others do not present a conflict of interest regarding the services the Consultant provides to the Company.

9. Successors. This Agreement shall inure to the benefit of and be binding upon the Parties, their legal representatives and successors and assigns. However, the Consultant’s performance hereunder is personal to the Consultant and shall not be assignable by the Consultant. The Company may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

10. Miscellaneous.

(a) Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both Parties hereto.

(b) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Massachusetts without giving effect to principles of conflicts of law.

(c) Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(e) Use of E-mail. Any written notice may be sent via e-mail. If not earlier received, a written notice sent via e-mail will be deemed to be received on the next calendar day if it is sent to the e-mail address from which the sending party last received an e-mail from the receiving party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first above written.

AS TO: Allarity Therapeutics, Inc.

By:	/s/ Thomas Jensen
Print Name: Thomas Jensen
Title: Chief Executive Officer

AS TO: CONSULTANT

By:	/s/ James G. Cullem
Print Name: Thomas Jensen